Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-202215

€500,000,000

General Mills, Inc.

1.000% Notes due 2023

Pricing Term Sheet

April 20, 2015

Issuer:	General Mills, Inc.

Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)

Principal Amount:	€500,000,000

Offering Format:	SEC Registered

Listing:	General Mills intends to apply to list the notes on the New York Stock Exchange

Maturity:	April 27, 2023

Coupon:	1.000%

Price to Public:	99.755%

Yield to maturity:	1.032%

Spread to Mid Swaps:	+68 basis points

Mid Swaps Yield:	0.352%

Benchmark Bund:	DBR 1.500% due February 15, 2023

Benchmark Bund Yield / Price:	112.18% / -0.054%

Spread to Benchmark Bund:	+108.6 basis points

Interest Payment Date:	April 27, commencing on April 27, 2016

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:

Make-whole call:	Prior to January 27, 2023, make-whole call at Bund plus 20 basis points plus accrued and unpaid interest to the redemption date

Par call:	On or after January 27, 2023, at par plus accrued and unpaid interest to the redemption date

Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Trade Date:	April 20, 2015

Settlement Date:	T+5; April 27, 2015

Denominations:	€100,000 and higher multiples of €1,000

CUSIP/ISIN:	370334 BW3 / XS1223830677

Joint Book-Running Managers:	Deutsche Bank AG, London Branch Goldman, Sachs & Co. Morgan Stanley & Co. International plc

Senior Co-Managers:	BNP Paribas Citigroup Global Markets Limited J.P. Morgan Securities plc

Co-Managers:	Banco Santander, S.A. HSBC Bank plc Mitsubishi UFJ Securities International plc

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on April 20, 2015 relating to its Prospectus dated February 20, 2015.

Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-202215

€400,000,000

General Mills, Inc.

1.500% Notes due 2027

Pricing Term Sheet

April 20, 2015

Issuer:	General Mills, Inc.

Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)

Principal Amount:	€400,000,000

Offering Format:	SEC Registered

Listing:	General Mills intends to apply to list the notes on the New York Stock Exchange

Maturity:	April 27, 2027

Coupon:	1.500%

Price to Public:	99.924%

Yield to maturity:	1.507%

Mid Swaps Yield:	0.527%

Spread to Mid Swaps:	+98 basis points

Benchmark Bund:	DBR 0.500% due February 15, 2025

Benchmark Bund Yield / Price:	104.16% / 0.075%

Spread to Benchmark Bund:	+143.2 basis points

Interest Payment Date:	April 27, commencing on April 27, 2016

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Redemption Provisions:

Make-whole call:	Prior to January 27, 2027, make-whole call at Bund plus 25 basis points plus accrued and unpaid interest to the redemption date

Par call:	On or after January 27, 2027, at par plus accrued and unpaid interest to the redemption date

Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Trade Date:	April 20, 2015

Settlement Date:	T+5; April 27, 2015

Denominations:	€100,000 and higher multiples of €1,000

CUSIP/ISIN:	370334 BX1 / XS1223837250

Joint Book-Running Managers:	Deutsche Bank AG, London Branch Goldman, Sachs & Co. Morgan Stanley & Co. International plc

Senior Co-Managers:	BNP Paribas Citigroup Global Markets Limited J.P. Morgan Securities LLC

Co-Managers:	Banco Santander, S.A. HSBC Bank plc Mitsubishi UFJ Securities International plc

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on April 20, 2015 relating to its Prospectus dated February 20, 2015.